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Exhibit 99.1

                                                        CONTACT: Mary K. Talbot
                                                                 (401) 245-8819

               PICCERELLI NAMED DIRECTOR OF SLADE'S FERRY BANCORP

      SOMERSET, MASSACHUSETTS, (September 25, 2006): Slade's Ferry Bancorp (NASDAQ Capital Market: SFBC) has named William J. Piccerelli, CPA, CVA of Barrington, Rhode Island to its board of directors.

      "We're pleased to be able to add the financial expertise, political savvy and regional knowledge that Bill brings to our distinguished board," said Paul Downey, lead director.

      Piccerelli is a partner with the firm of Piccerelli, Gilstein & Company, LLP in Providence, Rhode Island. He has more than 40 years of experience in the field of public accounting and has served as president of the Rhode Island Society of Certified Public Accountants, as president of the Providence chapter of the National Association of Accountants, and as a member of the American Institute of Certified Public Accountants area legislative committee. In recognition of his distinguished service to the profession, Piccerelli was awarded the Rhode Island Society of Certified Public Accountant's Centennial Award in 2005.

      In addition to his professional contributions, Piccerelli has actively volunteered his financial expertise to a wide variety of charitable causes throughout his career. Currently, he is treasurer of the Barrington Citizens Scholarship Foundation and the Golf Foundation of Rhode Island at Button Hole, in addition to serving as a financial advisor to the Billy Andrade/Brad Faxon Charities for Children. He has also previously served as chairman of the board of management at the Bayside Family YMCA, as treasurer of the Barrington Heart Fund, as an officer and past president of the board of governors of Rhode Island Country Club, as an officer of Renaissance 2000, as a board member of Sloop Providence and as a trustee of the Providence Public Library.

      Ever active on the political scene, Piccerelli was a Rhode Island state representative, treasurer of the Rhode Island state Democratic committee and a member of the Town of Barrington's appropriations committee.

      Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With more than $605 million in assets and nine retail branches in Southeastern Massachusetts, Slade's Ferry is a trusted community partner to both business and personal banking customers. Traded on the NASDAQ Capital Market as SFBC, Slade's Ferry Bancorp can also be found on the web at www.sladesferry.com and in seven Massachusetts communities
- Assonet, Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

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